Exhibit 10.23
(NUCRYST LOGO)
June 15, 2005
Personal & Confidential
David C. McDowell
11 Palomino Drive
Carlisle, Ontario L0R1H3
Re: Revised Offer of Employment
Dear David,
I am pleased to offer you a position with NUCRYST Pharmaceuticals Corp., currently a subsidiary company of The Westaim Corporation (“Westaim”), on the following terms and conditions:

Employer:	NUCRYST Pharmaceuticals Corp. (“NUCRYST” or the “Company”)

Position:	Vice President, Manufacturing Operations. You will be an Officer of NUCRYST Pharmaceuticals Corp. and NUCRYST Pharmaceuticals Inc.

Reporting To:	Scott H. Gillis, President

Start Date:	July 11, 2005 or earlier in July if possible.

Base Salary:	CDN $215,000.00 per annum, payable in arrears in equal semi-monthly installments.

Variable Pay:	An annual bonus (prorated for any partial year) based on the Company’s variable pay program, utilizing the following percentages of base salary:

Threshold	20%
Target	35%
Stretch	50%

Long Term
Incentives:	You will participate in the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended, (“Plan”) whereby you will be granted 60,000 stock options. Your options will have an exercise price equal to the exercise price for options issued under the Plan in effect on your commencement date.
NUCRYST Pharmaceuticals Inc.

50 Audubon Road, Suite B, Wakefield, MA 01880            Telephone: 781-224-1444       Fax: 781-246-6002

(NUCRYST LOGO)
David C. McDowell
June 15, 2005

Confidentiality & Non-Compete:
As a condition of your employment and prior to commencing employment, you will be required to sign the Company’s standard Employee Confidentiality Agreement, in the form attached to this letter, relating to confidentiality of information and assignment of inventions and, in your case, containing a non-compete covenant for a period of one year.

Code of Conduct:
As a condition of your employment, you will be required to sign an acknowledgement of The Westaim Corporation’s Corporate Policies relating to the principles of business conduct, prior to commencing employment.

Relocation:	The Company will relocate you from Ontario to the Alberta, Canada area. The total relocation package will be for a maximum of $50,000 for directly related relocation expenses including temporary housing costs in the Edmonton area. If you are terminated for “cause” or resign from the Company within twelve (12) months of the date of acceptance of this letter, you will be required to pay back the relocation, prorated. Payment of the relocation package will be conditional upon the execution and delivery by you of a promissory note to the Company regarding repayment of the package in the event of such resignation or termination.

Location:	Fort Saskatchewan, AB

Benefits/Pension:	You will be eligible for coverage under the Company sponsored benefit and pension programs of which details and eligibility of the various plans will be explained to you during your orientation. Your benefit coverage will be in effect on the date of hire.

Vacation:	Four weeks annually, prorated from your start date.
Upon acceptance of this offer, your employment is subject to approval by Westaim, compliance with all conditions outlined in this letter, and completion of favorable reference and background checks.
This offer is open for acceptance until 5:00 p.m. (Eastern Standard Time) for five (5) days from the receipt of this letter. Please confirm your acceptance of this offer by signing below and forwarding to my attention.

(NUCRYST LOGO)
David C. McDowell
June 15, 2005

David, we are very excited at the prospect of you joining NUCRYST and are confident that it will be a great fit for both of us.
Sincerely,
/s/ SCOTT H. GILLIS
Scott H.Gillis
President
NUCRYST Pharmaceuticals Corp.
Accepted this  19  day of June, 2005

/s/ DAVID C. MCDOWELL

David C. McDowell
Attachment enclosed